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                                                                    EXHIBIT 10.1

AGREEMENT IN PRINCIPLE TO FORM POWERXCELL BATTERIES INC., AN ADVANCED BATTERY TECHNOLOGY COMPANY

GOALS

1.1 To create a world class battery company (PowerXcell Batteries Inc.) and development team with access to international companies using and distributing batteries, and focused in the near term on opportunities for hybrid electric and mini-hybrid (42 volt) electric vehicle applications.

1.2 To develop and commercialize the advanced performance battery technology concepts currently under development by Power Technology Inc. (PWTC) in conjunction with BC Research (BCR) as soon as possible.

1.3 To finance the company from private placements, strategic partners and government incentive programs.

1.4 To add other contingent advanced battery and energy storage system technologies presently at the conceptual development stage at BCR.


PREREQUISITES

2.1 To attract and optimise Canadian government funding and tax credits etc. PowerXcell will be a Canadian private corporation allowing for possible eligibility as a CCPC after financing.

2.2 To attract private venture capital as soon as possible, PWTC's technology will be licenced to PowerXcell with as few restrictions as possible, and PowerXcell will have the following characteristics:

         (a) an IP position based on proven concepts which will be satisfied through a licence for PWTC's technology;

         (b) a strong commercialisation strategy and a clear focus on an emerging market which PowerXcell could dominate in and this will be for hybrid and automotive applications of the future;

         (c) immediate revenue opportunities which will be through military, marine and other special power applications where the technology will be proven on a batch production basis; and

         (d) a strong management and technical team with a solid network in the industry and market sectors which will be contributed initially mainly by BCR and PWTC either directly or through contract arrangements;


SCOPE OF AGREEMENT

3.1 The existing PWTC advanced lightweight lead acid battery technology will be exclusively and unconditionally licensed to PowerXcell except as limited by prior obligations entered into by PWTC or as further restricted in Section 5.

3.2 BCR will licence certain battery technologies presently at the concept stage to PowerXcell under the same restrictions.

3.3 PowerXcell will be held initially 35% by BCR and 65% by Power Technology Canada Inc. (PTC) to satisfy the eligibility requirements of Canadian federal technology programs.

3.4 BCR and PTC will ensure that PowerXcell establishes a competent management team and Board of Directors capable of commercializing the technology successfully. PTC and BCR will initially each nominate a Board member for a 5 member board that is structured towards TSX compliance, and until such time as the Board decides otherwise, the President of PowerXcell shall be a Board member.

3.5 BCR and PTC will develop a viable business plan and marketing strategy PowerXcell which will address all available markets including, the selection of an initial focus on accessible niche markets plus a larger market requiring the advantages of the core technology and other technologies offered to PowerXcell by its principals.

3.6 BCR will provide under contract technical support required for current PWTC initiatives and also provide technical resources under contract to PowerXcell. PowerXcell will have the right to source work outside BCR.

3.7 BCR and PTC will work together with the management of PowerXcell to ensure that PowerXcell is adequately financed with the goal of securing government and private financing of at least $5 million within 12 months.

3.8 BCR will provide management and technical resources to assist the President of PowerXcell in securing financing. The cost of the President and associated support will be the responsibility of BCR until such time as PowerXcell has financing in place.

3.9 This Agreement in Principle is subject to the approval of the Board of Directors of both parties within 30 days and shall define the terms and conditions of the final agreement between the parties changed only as agreed, or to the extent that further clarification is required.

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FINANCIAL OBLIGATIONS OF PARTIES

4.1 BCR and PTC will each be responsible for their own costs until completion of an initial financing at which time those personnel key to PowerXcell operations will be offered employment in PowerXcell and other personnel will continue to be involved only through BCR and PTC contracts.

4.2 Any financial obligations between BCR and PWTC must be settled prior to concluding the final agreement to establish PowerXcell and any outstanding balance will be converted to a convertible loan to PowerXcell.

TERMS AND CONDITIONS OF PWTC LICENCE

5.1 The licence will be exclusive and royalty-free restricted only geographically to North and South America with the right to sub-licence.

5.2  PowerXcell shall have an option to licence for all other geographic areas.

5.3 Should PowerXcell work with PWTC to licence the technology to third parties not within the scope of existing licences held by PowerXcell, then PowerXcell shall receive 25% of all royalties, licence fees and other revenues accruing to PWTC.

5.4 PowerXcell shall pay to PWTC an annual licence fee of $120,000 USD for three years, payable in equal monthly installments, except that this licence fee shall only be payable to the extent that the working capital of PowerXcell exceed $1 million USD. This licence fee shall provide for PowerXcell to receive marketing efforts and technical direction from key Directors of PWTC.

5.5 Any improvements to the technology, proprietary information or business relationships developed or established by PowerXcell (Improvements) shall be the exclusive property of PowerXcell except in the case of item 5.3 whereby PowerXcell benefits from a third party licence and in such case the Improvements will be shared jointly. Should any other third party wish to exploit any advances made by PowerXcell, negotiations must be made with PowerXcell directly.

5.6 PTC and BCR shall have no claim or rights to PowerXcell's technologies except via their ownership in PowerXcell.

5.7 Provided that the conditions in Item 4.2 are met, PWTC will receive a payment equivalent to $6,000 CAD upon signing of the final agreement.

IN WITNESS WHEREOF of the parties have duly executed this Agreement in Principle the 30'th day of October, 2002:

For Power Technologies Inc.

/s/ Lee Balak
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Authorized Signatory
LEE BALAK, DIRECTOR


FOR B.C. RESEARCH INC.


/s/ James Hill
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Authorized Signatory
JAMES HILL, PRESIDENT